2016 PERFORMANCE SHARE GRANT
PERFORMANCE SHARE AWARD AGREEMENT
UNDER THE 2015 STOCK PLAN

Grant Date: Grant Date
Name: Participant Name
Target Number of Performance Shares: Shares Granted
Performance Period: The three-year period beginning January 1, 2016 and ending December 31, 2018
Performance Objectives: As set forth on Appendix A hereto

Award of Performance Shares under the
Eaton Corporation plc 2015 Stock Plan

The Compensation and Organization Committee (the “Committee”) of the Board of Directors of Eaton Corporation plc (the “Company”) has granted you an award of performance shares (the “Performance Shares”) effective as of Grant Date (the “Grant Date”) under the terms and conditions of the Company’s 2015 Stock Plan (the “Plan”). Your target number of Performance Shares (the “Target Number of Performance Shares”) is set out above. Capitalized terms used without definition in this Performance Share Award Agreement (this “Agreement”) shall have the meanings given to such terms in the Plan. Information concerning the Performance Shares awarded to you (the “Award”) is available online through the Eaton Service Center maintained by Fidelity Stock Plan Services (or any successor third party administrator of the Plan) (the “Third Party Administrator”), which may be accessed through the Company’s website. You are required to accept the Award online at the Eaton Service Center maintained by the Third Party Administrator. You acknowledge and agree as follows:

1.    Acceptance. I hereby accept the aforementioned Award on the terms and conditions provided in the Plan and this Agreement.

2.    Performance Shares. I acknowledge that, as of the Grant Date, the award of Performance Shares referred to above has been awarded to me, contingent on the achievement of the Performance Objectives for the Performance Period and the continuation of my employment with the Company or any of its subsidiaries as provided herein. Each Performance Share represents the contingent right to receive one (1) ordinary share of nominal value $0.01 per share (“Ordinary Share”) of the Company and is equivalent in value to the market value of one (1) Ordinary Share. Except as otherwise provided in the Plan or this Agreement, the Performance Shares shall be forfeited and immediately cancelled (a) if my employment with the Company or any of its subsidiaries is terminated under any circumstances whatsoever before the end of the performance period set out above (the “Performance Period”), including without limitation dismissal, resignation, divestiture of operations or retirement, or (b) to the extent that the Performance Shares are not earned based on the Company’s achievement of the Performance Objectives for the Performance Period.

If any Performance Shares are forfeited for any reason, I understand that I will not be entitled to any payment of cash or Ordinary Shares in respect of any Performance Shares so forfeited. Performance Shares that vest in accordance with Section 3 of this Agreement shall be settled by the delivery to me of an equal number of Ordinary Shares after the Committee’s certification of the achievement of the Performance Objectives for the Performance Period and within two and one-half months after the end of the Performance Period.

3.    Determination of Payout; Vesting.

(a)     Following the completion of the Performance Period, the Committee shall determine and certify in writing the extent, if any, to which the Performance Objectives have been achieved and the percentage of the Target Number of Performance Shares earned in accordance with the performance matrix set forth in Appendix A, which may range from 0% to 200% of the Target Number of Performance Shares. Notwithstanding any other provision of this Agreement to the contrary, the Committee may, in its sole discretion, determine to reduce (but not increase) the number of Performance Shares payable hereunder. The provisions of this Agreement are intended to ensure that the Performance Shares granted hereunder to any individual who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code will qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, and this Agreement shall be interpreted and administered consistent with that intention.

(b)     Vesting and payment of Performance Shares earned as described above shall be contingent on my continued employment by the Company or any of its subsidiaries through the last day of the Performance Period; provided, however, that this requirement will not apply in the event of termination of my employment by reason of death or disability (as determined by the Committee), and provided further that the Committee may, in its sole discretion, waive the requirement of continued employment (but not the requirement of achievement of the Performance Objectives) in the event of my termination of employment prior to the end of the Performance Period for reasons other than death or disability, but only if and to the extent it will not prevent any Performance Shares payable hereunder from qualifying as “performance-based compensation” under Section 162(m) of the Code. In the event of termination of my employment for the reasons stated in this Section 3(b) during the Performance Period, any Performance Shares otherwise earned hereunder shall be prorated for the amount of service during the Performance Period and shall be payable to me (or to my estate) at the same time as Performance Shares for the Performance Period are paid to other participants who remain actively employed through the end of the Performance Period and subject to the same requirements for attainment of the specified Performance Objectives as apply to such other participants’ awards.

4.    Par Value. To the extent that Ordinary Shares issued upon settlement of my Award of Performance Shares are newly issued Ordinary Shares, I hereby authorize the Company or any subsidiary to withhold from me via payroll deduction an amount equal to the nominal value, being US $0.01 per share, of such number of newly issued Ordinary Shares, or if such deduction is not made, I will pay or make arrangements with the Company for payment of such amount.

5.    Transferability. The Performance Shares and any Ordinary Shares to be delivered with respect to the Performance Shares shall be non-transferable until such time as the Ordinary Shares are delivered to me hereunder. I agree not to make, or attempt to make, any sale, assignment, transfer or pledge of any of the Performance Shares or Ordinary Shares prior to the date on which the Ordinary Shares are delivered to me. Notwithstanding the foregoing provisions of this Section 5, I am permitted to designate one or more primary and contingent beneficiaries to whom any vested Performance Shares will be payable in the event of my death. The process for designating such beneficiaries is available through the Eaton Service Center at Fidelity.

6.    Reorganizations, etc. The number of Performance Shares and the class of shares subject to this Award are subject to adjustment as provided in Section 11 of the Plan.

7.    Dividend Equivalents and Voting Rights. I acknowledge that there are no voting or dividend rights associated with the Performance Shares such as those available to holders of Ordinary Shares of the Company. However, following the completion of the Performance Period and the Committee’s certification of the achievement of the Performance Objectives in accordance with Section 3 of this Agreement, the Company will credit my account with a dividend equivalent amount equal to the aggregate dividends paid during the Performance Period on a number of Ordinary Shares equal to the number of Performance Shares finally earned, vested and payable to me for the Performance Period. The dividend equivalent amount will be paid to me in cash at the time the Performance Shares are paid.

8.    Tax Withholdings.

(a)    I am responsible for all taxes and social insurance contributions owed by me in connection with the Performance Shares, regardless of any action the Company takes with respect to any Tax Withholding Obligations (as defined below) that arise in connection with the Performance Shares. The Company does not make any representation or undertaking regarding the tax treatment or treatment of any tax withholding in connection with the grant, vesting or payment of the Performance Shares or the subsequent sale of the Ordinary Shares. The Company does not commit and is under no obligation to structure the Performance Shares to reduce or eliminate my tax liability.

(b)     Prior to any event in connection with the Performance Shares that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social insurance contributions (the “Tax Withholding Obligation”), I am required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company. My acceptance of this Agreement constitutes my instruction and authorization to the Company to withhold on my behalf the number of Ordinary Shares from those Ordinary Shares issuable to me at the time when the Performance Shares become vested or payable as the Company determines to be sufficient to satisfy the Tax Withholding Obligation. The value of the Ordinary Shares withheld for such purposes shall be based on the fair market value of the Ordinary Shares on the date of vesting or payment, as applicable. To the extent that the Company or an affiliate withholds in Ordinary Shares, it will do so at the minimum statutory rate, to the extent necessary, as determined by the Company, to avoid negative accounting treatment. Should the Company or the affiliate withhold an amount in excess of my actual Tax Withholding Obligation, the Company and/or my employer will refund the excess, in cash, within a reasonable period and without any interest. I agree (i) to pay the Company and/or the affiliate employing me any amount of the Tax Withholding Obligation that is not satisfied by the means described herein or (ii) to the extent permitted by applicable law, for the Company and/or the affiliate employing me to deduct cash from my regular salary payroll to cover such additional amounts. If I fail to comply with my obligations in connection with the Tax Withholding Obligation as described in this section, the Company may refuse to deliver the Ordinary Shares.

9.    No Rights to Continued Employment. I acknowledge that this Award of Performance Shares does not in any way entitle me to continued employment with the Company or any of its subsidiaries for the period during which the possibility of forfeiture continues or for any other period, and does not limit or restrict any right the Company or any of its subsidiaries otherwise may have to terminate my employment. Furthermore, the Performance Shares and my participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any subsidiary or affiliate.

10.    Non-Competition. I expressly acknowledge and agree that in the event that I voluntarily leave the employment of the Company or a subsidiary and within one year after the vesting of the Performance Shares enter into an activity as employee, agent, officer, director, principal or proprietor which, in the sole judgment of the Management Compensation Committee, is in competition with the Company or a subsidiary, the amount of the total fair market value of such vested Performance Shares as of the date of payment (and the related dividend equivalent amount) shall inure to the benefit of the Company and I agree to promptly pay the same to the Company, unless the Management Compensation Committee in its sole discretion shall determine that such action by me is not inimical to the best interests of the Company or its subsidiaries.

11.    Non-Solicitation. I agree that during my employment and for a period of twelve (12) months from the voluntary or involuntary termination of my employment for any reason and with or without Cause, I will not, (a) either on my own behalf or for any competing business, directly or indirectly solicit, divert, appropriate, or accept any business from, or attempt to solicit, divert, appropriate, or accept any business from any customers with whom I had material business contact during the last five (5) years of my employment, or about whom I have any trade secret information, for the purposes of providing products or services that are the same as or substantially similar to those provided by the Company or a subsidiary, or (b) directly or indirectly solicit, recruit, or encourage current employees of Eaton or employees who have terminated their employment with Eaton or been terminated by Eaton within six months of the solicitation, recruitment, or encouragement to terminate employment with Eaton and/or to work in any manner for me or any entity affiliated with me.

12.    Compensation Recovery Policy. I expressly acknowledge and agree that, notwithstanding any other provision of this Agreement to the contrary, the Performance Shares and any Ordinary Shares and cash payable or paid to me hereunder are subject to reduction, cancellation or reimbursement pursuant to any applicable compensation recovery policy of the Company, as in effect from time to time, including any such policy adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or the rules of any applicable securities exchange. The Company’s current policy, adopted by the Board of Directors, provides that, among other items, if the Board of Directors determines that an executive engaged in any fraud, misconduct or other bad-faith action that, directly or indirectly, caused or partially caused the need for a material accounting restatement for any period as to which a performance-based award was paid or credited to the executive, the performance-based award is subject to reduction, cancellation or reimbursement at the discretion of the Board of Directors.

13.    Change of Control.

(a)     Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 13 shall govern the Award, to the extent not previously vested or forfeited, in the event of a Change of Control (as defined in the Plan) of the Company.

(b)     If the Performance Shares are not assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee, then, notwithstanding Section 3 hereof, the vesting and payout level shall be determined and the Performance Shares shall be deemed to have been earned and vested as of the date of the Change of Control on a prorated basis from the inception date of the Performance Period until the effective date of the Change of Control, with the Performance Objectives deemed to have been achieved at the “target” level, and the prorated Target Number of Performance Shares and related dividend equivalent amount shall be paid to me within thirty (30) days after the Change of Control, subject to Section 14 of this Agreement.
(c)     If the Performance Shares are assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee, then the Performance Shares shall be deemed to have been earned as of the date of the Change of Control at the “target” level or, if higher, based upon the achievement of the Performance Objectives through the date of the Change of Control as determined by the Committee, and the Award shall continue to vest thereafter subject to my continued employment through the last day of the originally scheduled Performance Period in accordance with the terms of this Agreement; provided, however that if within two years after the Change of Control my employment is terminated by the Company or a subsidiary without Cause (as defined in the Plan) or by me for Good Reason (as defined in the Plan), then the Award shall become vested as of the date of such employment termination and the vested Award (including the related dividend equivalent amount) shall be paid to me within thirty (30) days after such termination of employment, subject to Section 14 of this Agreement.
14.    Section 409A of the Code. The Company intends that the Performance Shares will be exempt from or comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance with such intent. In particular, to the extent required to comply with Section 409A of the Code and notwithstanding any other provision of this Agreement to the contrary: (a) the phrase “termination of employment” or words of similar import shall mean my “separation from service” with the Company within the meaning of Section 409A of the Code; (b) if I am a “specified employee” at the time of my separation from service with the Company (as determined by the Company in accordance with Section 409A of the Code), then any Performance Shares and related dividend equivalent amount otherwise payable as a result of my separation from service shall be paid within thirty (30) days after the first business day which is at least six (6) months after my separation from service (or if earlier, within 60 days after my death); and (c) any vested Performance Shares and related dividend equivalent amount otherwise payable under Section 13(b) hereof as a result of a Change of Control shall not be paid at such time unless the Change of Control qualifies as a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder and payment at such time is otherwise permitted without the imposition of additional tax under Section 409A of the Code, and if payment of Performance Shares that become vested upon a Change of Control is not so permitted, payment of such vested Performance Shares and related dividend equivalent amount will be made within thirty (30) days after the earlier of the last day of the Performance Period or the date of my separation from service (subject to any six-month delay required to comply with Section 409A of the Code if I am a specified employee as provided herein). Although the Company will use reasonable efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the Performance Shares is not warranted or guaranteed. I expressly acknowledge and agree that neither the Company, its subsidiaries nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by me (or any other individual claiming a benefit through me) as a result of this Agreement or the Performance Shares granted hereunder.

15.    Nature of Grant. In accepting the grant, I acknowledge that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)    the grant of the Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of performance shares, or benefits in lieu of performance shares, even if performance shares have been granted repeatedly in the past and all decisions with respect to future performance share grants, if any, will be at the sole discretion of the Company;
(c)    I am voluntarily participating in the Plan;
(d)    the Performance Shares and the Ordinary Shares subject to the Performance Shares are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or my employer, and which is outside the scope of my employment contract, if any;
(e)    the Performance Shares and the Ordinary Shares subject to the Performance Shares are not intended to replace any pension rights or compensation;
(f)    the Performance Shares and the Ordinary Shares subject to the Performance Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, my employer, or any subsidiary or affiliate;
(g)    the future value of the underlying Ordinary Shares is unknown and cannot be predicted with certainty;
(h)    in consideration of the grant of the Performance Shares, no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Shares resulting from termination of my employment with the Company or my employer (for any reason whatsoever and whether or not in breach of local labor laws) and I irrevocably release the Company and my employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived any entitlement to pursue such claim; and
(i)    in the event of termination of my employment (whether or not in breach of local labor laws), my right to vest in the Performance Shares under the Plan, if any, will terminate effective as of the date that I am no longer actively providing services and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Management Compensation Committee shall have the exclusive discretion to determine when I am no longer actively providing services for purposes of the Performance Shares.
16.    Data Privacy and Data Protection.
(a)     I hereby explicitly and voluntarily consent to the collection, use, processing and transfer, in electronic or other form, of my personal data, including my Data as that term is defined below, as described in this Agreement and in any other award materials by and among, as applicable, my employer, the Company, and its subsidiaries and affiliates, as well as third parties acting on their behalf, for the exclusive purpose of implementing, administering and managing my eligibility for and participation in the Plan.

(b)    I understand that the Company and my employer may hold certain personal data about me, including but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, benefit eligibility, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all awards or any other entitlement to Ordinary Shares granted, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plan (collectively, the “Data”).

(c)    I understand that Data will be transferred to and processed and stored by third parties assisting the Company with the implementation, administration and management of the Plan, including Fidelity Stock Plan Services and any successor Third Party Administrator, and I consent to such transfer, processing and storage. I understand that the Data may be transferred to and processed and stored outside of my country of residence, including the United States of America, and that the recipients’ country (including the United States) may have different data privacy laws and protections than my country of residence, and I nevertheless consent to the transfer, processing and storage of my data in those nations. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, store, process, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan or as otherwise may be required by applicable law. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary and appropriate amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.
17.    Non-U.S. Addendum. Notwithstanding any provisions in this Agreement, the Performance Shares shall be subject to the special terms and conditions set forth in the addendum attached hereto as Appendix B to this Agreement (the “Non-U.S. Addendum”) for my country. Moreover, if I relocate to one of the countries included in the Non-U.S. Addendum, the special terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Non-U.S. Addendum constitutes part of this Agreement.
18.    Legal Fees. I agree that if Eaton substantially prevails in any litigation arising out of or relating to this Agreement, Eaton shall be entitled to recovery of its reasonable attorneys’ fees and associated costs, in addition to any other relief mentioned herein.

19.    Choice of Law, Venue, and Jurisdiction. This Agreement shall be governed by the laws of the State of Ohio, except any such laws that require the application of another jurisdiction’s laws.

20.    Severability and Reformation. The parties acknowledge that this Agreement is valid and enforceable only to the extent permitted by applicable law. In the event that Sections 10 or 11 of this Agreement are rendered unenforceable by a court of law or by an arbitral body for any reason, I hereby acknowledge and agree that Eaton does not owe me any financial obligation as I am not bound by such section, nor will I seek any compensation from Eaton based on this Agreement or any provision thereof. I agree that if any particular paragraphs, subparagraphs, sections, phrases, words, or other portions of this Agreement are determined by an appropriate court to be overbroad, invalid, or unenforceable as written, they shall be modified as necessary to be made valid or enforceable, and such modification shall not affect the remaining provisions of this Agreement, or, if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.

21.    Miscellaneous. Unless otherwise expressly provided herein, terms defined in the Plan shall have the same meanings when used in this Agreement. The Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any Performance Shares without my consent. Also, Performance Shares shall be null and void to the extent the grant of Performance Shares or the lapse of restrictions thereon is prohibited under the laws of the country of my residence or employment. Subject to the terms and conditions of the Plan, the Committee may, in circumstances determined in its sole discretion, provide for the lapse of the above restrictions at earlier dates; provided, however, that no such action may result in the loss of the otherwise available qualification of the Performance Shares as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code. The use of the masculine gender shall be deemed to include the feminine gender. In the event of a conflict between this Agreement and the Plan, the Plan shall control. This Agreement represents the entire understanding between us on the subject hereof.

1019587.4

Appendix A

2016-2018 Executive Strategic Incentive Program
Performance Criteria
With respect to the 2016-2018 Executive Strategic Incentive Program (“ESIP”) award period, awards will be determined based on the measurement of Eaton’s Total Shareholder Return (“TSR”) ranked against a group of 20 peer companies. TSR is a measure of the performance of a company’s stock over a relevant period. In the case of ESIP, TSR is calculated by taking the total of share price appreciation and dividends paid (and assuming immediate reinvestment of dividends) over the three-year performance period as compared to the share price at the beginning of the period.
The Peer Group for the 2016-2018 ESIP award period includes the following companies:

Direct Peers
ABB Ltd.	Legrand S.A.
Allison Transmission Holdings, Inc.	Moog Inc.
BorgWarner Inc.	Parker-Hannifin Corporation
Cummins Inc.	Rockwell Automation Inc.
Emerson Electric Co.	Schneider Electric SE
Federal-Mogul Corporation	Siemens AG
Hubbell Inc.	Woodward, Inc.

Indirect Peers
Deere & Company	Illinois Tool Works Inc.
Dover Corporation	Ingersoll-Rand Plc
Honeywell International Inc.	United Technologies Corp.
Eaton’s TSR rank relative to these 20 companies will determine a share adjustment factor which can range from 0% to 200%, with ratings interpolated assuming even adjustments for each difference in ranking. Additionally, if Eaton’s TSR is positive the minimum payout that can be earned is 25% of target. If Eaton’s TSR is negative, then the maximum payout that can be earned is 100% of target.

Appendix B

Non-U.S. Addendum